STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A DELAWARE CORPORATION
TO A NON-DELAWARE ENTITY
PURSUANT TO SECTION 266 OF
THE DELAWARE GENERAL CORPORATION LAW

1. The name of the Delaware corporation is Zion Oil & Gas, Inc.
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(If changed, the name under which it's Certificate of Incorporation was originally filed: _______________________________)

2. The date of filing of its original Certificate of Incorporation with the Delaware Secretary of State is Januay 7, 2002.

3. The jurisdiction to which the corporation shall convert is *(list jurisdiction)* Texas and the name under which the entity shall be known is Zion Oil & Gas, Inc.

4. The conversion has been approved in accordance with Section 266 of the Delaware General Corporation Law.

5. The corporation agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, as well as for enforcement of any obligation of such other entity arising from the conversion, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of Title 8, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such action, suit or proceeding.

6. The address to which a copy of the process shall be mailed by the Secretary of State is 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 11th day of June, A.D. 2025.

By: ______________________
Authorized Officer

Name: Robert Dunn
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:50 AM 06/11/2025
FILED 09:50 AM 06/11/2025
SR 20253033800 - File Number 3477195